EXHIBIT 10.38

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 dated as of December 16, 2010 (“Amendment No. 1”) by and between TheStreet.com, Inc., a Delaware corporation (the “Company”), and James Cramer (“Cramer”), amends the Employment Agreement dated as of December 10, 2010 (the “Employment Agreement”) between the parties.

WHEREAS, the parties desire to amend the Employment Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

1.           Section 2(b)(ii) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)           (a)  The Company shall pay Cramer each calendar month during the Term, on the Company’s regular payroll payment dates, an advance against the Royalty related to such calendar month (each such payment, an “Advance”).  All applicable withholding taxes shall be deducted from payments of the Advance.  The Company may keep the amount of such Advance constant during each calendar quarter.  The Company shall determine the amount of the Advance in good faith, with a goal to achieve a result in which the aggregate Advances paid during a calendar quarter will be approximately ninety percent (90%) of the Royalty earned during the calendar quarter.

(b)  Within forty-five (45) days of the end of each calendar quarter, the Company shall deliver Cramer a statement setting forth in reasonable detail the calculation of Total Net Revenues for such calendar quarter (the “Royalty Statement” for such calendar quarter), together with payment of the Quarterly True-Up Amount (as defined below).  All applicable withholding taxes shall be deducted from payments of the Quarterly True-Up Amount.  The Royalty Statements shall be confidential information of the Company as described in Section 6 hereof.  The “Quarterly True-Up Amount” with respect to a calendar quarter shall be the amount, if any, by which the Royalty earned during the calendar quarter exceeds the aggregate Advance payments made during the calendar quarter.  In the event the aggregate Advance payments made during a calendar quarter exceed the Royalty earned during the calendar quarter, the Company shall recoup such excess by means of reducing the next one or more Advance payments (or Royalty payments, in the event a party gives notice in accordance with Section 2(b)(ii)(c) below).

(c)  Either party may at any time give written notice to the other party, not less than thirty (30) days before the end of a calendar quarter, stating that it desires to discontinue the payments of Advances and Quarterly True-Up Amounts described in Section 2(b)(ii)(a)-(b) above, and commence payments of monthly Royalty amounts as described in Section 2(b)(ii)(c)(i) below.  In the event such a notice is given,

(i)  Section 2(b)(ii)(a) shall be deemed amended and restated at the end of such calendar quarter to read as follows (for avoidance of doubt, such amendment shall apply prospectively and shall not have retroactive application):  “Within thirty (30) days of the end of each calendar month during the Term, the Company shall deliver Cramer a statement setting forth in reasonable detail the calculation of Total Net Revenues for such calendar month (the “Royalty Statement” for such calendar month), together with payment of the Royalty related thereto (such payment subject to tax withholding as provided herein).  The Royalty Statements shall be confidential information of the Company as described in Section 6 hereof.”; and

(ii)  Section 2(b)(ii)(b) shall be inapplicable after the payment of the Quarterly True-Up Amount for such calendar quarter (or recoupment as provided in the last sentence of Section 2(b)(ii)(b)).”

2.           Section 2(b)(iii) of the Employment Agreement is hereby amended as follows:  the phrase “(iii)  After payment of the monthly Royalty related to the month of December of each calendar year of the Term (the date of such payment, the “December Royalty Payment Date”), if the aggregate Royalty payments the Company made to Cramer with respect to Total Net Revenues for such calendar year” is amended to read as follows:

“(iii)  After either (a) payment of the Quarterly True-Up Amount related to the fourth calendar quarter of a calendar year of the Term or (b) payment of the monthly Royalty related to the month of December of a calendar year of the Term, in the event that no Advances were made during the fourth calendar quarter of such calendar year as a result of notice having been given pursuant to Section 2(b)(ii)(c) (the date of such payment under either clause (a) or clause (b) of this Section 2(b)(iii), the “December Royalty Payment Date”), if the aggregate Royalty, Advance and Quarterly True-Up Amount payments the Company made to Cramer with respect to Total Net Revenues for such calendar year”

3.           Except as may be expressly amended as set forth above, the Employment Agreement and other existing agreements between you and the Company shall remain unmodified and in full force and effect (it being understood, however, that the Employment Agreement is not effective until January 1, 2011, in accordance with its terms).

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first written above.

THESTREET.COM, INC.

By: /s/ Daryl Otte

Daryl Otte

Chief Executive Officer

/s/ James Cramer

James Cramer